AGREEMENT OF PURCHASE AND SALE


For good and valuable consideration and subject to the terms and provisions of this agreement, JPE, Inc. ("JPE"), a Michigan corporation, in trust for 1203462 Ontario Inc. (hereinafter referred to as the "Purchaser"), and without personal liability of JPE, hereby agrees to purchase from Pebra Inc. (hereinafter sometimes referred to as the "Vendor") and the Vendor agrees to sell to the Purchaser, all of the Vendor's right, title and interest in the assets more particularly described as follows (the "Purchased Assets"):

Parcel 1 - Inventory of Pebra Inc. (but which inventory does not include spare parts for the facility currently operated by Pebra Inc. at 775 Neal Drive and 774 O'Brien Drive, Peterborough, Ontario);

Parcel 2 - Accounts receivable of Pebra Inc., which are not more than 90 days old on the Closing Date (as hereinafter defined);

Parcel 3 - Tax receivables of Pebra Inc.;

Parcel 4 - The equipment of Pebra Inc. and which equipment includes the spare parts for the facility currently operated by Pebra Inc. at 775 Neal Drive and 774 O'Brien Drive, Peterborough, Ontario (the "Equipment") together with the real property and other tangible and intangible personal property of Pebra Inc., including the "Kitchener Property" and the "Peterborough Property" as more particularly described in Schedule A and the Vesting Order, as hereinafter defined (and which Parcel 4 does not include the capital stock of Pebra U.S. Incorporated and Polytech Coatings Ltd.); and

Parcel 5 - All prepaid expenses of Pebra Inc. as at the Closing Date

                                    ARTICLE 1

                              OFFER AND ACCEPTANCE

APPROVAL OF AGREEMENT OF PURCHASE AND SALE
BY ONTARIO COURT OF JUSTICE (GENERAL DIVISION)

1.1 The transaction of purchase and sale contemplated herein shall be subject to the approval of the Ontario Court of Justice (General Division) in accordance with section 2.4.

ABILITY OF VENDOR TO ACCEPT OFFER

1.2 This offer is open for acceptance, by the Vendor, until 2:00 p.m. (Toronto time) on the 15th day of November, 1996 at which time, if not accepted, it shall become null and void. The expression "this agreement" as used herein shall mean the agreement of purchase and sale resulting from the acceptance, if any, by the Vendor of this offer.

                                    ARTICLE 2

                                PURCHASE AND SALE

PURCHASE PRICE

2.1 The purchase price payable to the Vendor by the Purchaser for the Purchased Assets (such amount being hereinafter referred to as the "Purchase Price") shall be an aggregate amount calculated by adding together the following amounts:

(a) as to Parcel 1 - the book value thereof (before any allowance or reserves for obsolete, slow moving or excess inventory) minus $1,100,000.00;

(b)  as to Parcel 2 - the book value thereof;

(c)  as to Parcel 3 - the book value thereof;

(d) as to  Parcel 4 -  $14,500,000.00;  and

(e)  as to Parcel 5 - $300,000.00,

in Canadian funds and subject strictly to the adjustments and calculations and verification procedures provided for herein. The Purchase Price shall be payable by cash or certified cheque on closing of the transfer of the Purchased Assets subject to the provisions hereof, including the provisions of Article 6 relating to a holdback with respect to a portion of the Purchase Price.

CLOSING DATE

2.2 Subject to the terms hereof, the closing of the purchase and sale of the Purchased Assets shall occur on the 20th day of December, 1996 or such other date as the parties may agree to, in writing (the "Closing Date") at Toronto, Ontario at the offices of:

                  Messrs. Miller Thomson
                  Suite 2500
                  20 Queen Street West
                  Toronto, Ontario
                  M5H 3S1

In this agreement, the term "Time of Closing" shall mean the time on the Closing Date at which the all conditions in section 3 of the Vesting Order (as hereinafter defined) have been satisfied.

TAXES

2.3 The Purchaser shall be liable for and shall pay all sales and transfer taxes, GST and other federal taxes and all other taxes, duties or other like charges payable upon and in connection with the conveyance and transfer of the Purchased Assets by the Vendor to the Purchaser unless the Purchaser or this transaction is exempt under the relevant taxing statute and the Purchaser complies with all requirements as to certification, filing or otherwise to validly qualify for such exemption. Where necessary, the Vendor agrees to execute and deliver such elections or other documents required to permit the Purchaser to claim any available exemption. The Vendor and the Purchaser each agree to execute (on or before December 13, 1996) an agreement allocating the portion of the Purchase Price attributable to Parcel 4 (and, if necessary, Parcel 5) amongst the appropriate assets.

CCAA PROCEEDINGS WITH RESPECT TO PEBRA INC./VESTING ORDER

2.4 It is expressly acknowledged and agreed that, as set out in section 3.1, Pebra Inc. is currently operating pursuant to a Court Order pursuant to the Companies' Creditors Arrangement Act (the "CCAA"). It is further expressly agreed that the transaction of purchase and sale contemplated in this agreement shall be completed, on the Closing Date, pursuant to a Court Order approving the said transaction (the "Vesting Order") in the form annexed as Schedule B. It is expressly acknowledged and agreed that the form of the Vesting Order annexed as Schedule B contains legal descriptions of the Kitchener Property and the Peterborough Property.

                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

VENDOR'S REPRESENTATIONS AND WARRANTIES

3.1  The Vendor represents and warrants to the Purchaser that:

(a) The Vendor is not a non-resident of Canada within the meaning of section 116 of the Income Tax Act (Canada).

(b)  The Vendor is registered for purposes of GST legislation.

(c) Pebra Inc. was granted an Order pursuant to the CCAA by The Honourable Mr. Justice Houlden, of the Ontario Court of Justice (General Division) on September 20, 1996.

(d) All amounts for unremitted source deductions, Canada Pension Plan premiums, unemployment insurance premiums and accrued vacation pay (other than vacation pay entitlement that would be reduced by a scheduled plant closure in December, 1996) pertaining to employees of Pebra Inc. have been paid or will be remitted or otherwise satisfactorily provided for to the satisfaction of the Purchaser on or before the Closing Date, to the extent that such have priority over the right or interest of the Vendor, or any of the Secured Creditors of the Vendor identified in Schedule C, in or to any of the Purchased Assets.

PURCHASER'S REPRESENTATIONS AND WARRANTIES

3.2  The Purchaser represents and warrants to the Vendor that:

(a) The Purchaser will be, by the Closing Date, a corporation incorporated, organized and subsisting under the laws of Ontario.

(b) The Purchaser will have, by the Closing Date, good and sufficient power, capacity, authority and right to enter into this agreement.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

3.3 The representations and warranties of the Purchaser and the Vendor set forth in this Article shall be true at the Time of Closing and shall survive the final completion of the purchase and sale of the Purchased Assets herein provided for and, notwithstanding such completion, shall continue in full force and effect for the benefit of the parties for a period of six (6) months from the Closing Date.

                                    ARTICLE 4

                                    COVENANTS

TAXES

4.1 The Purchaser does not assume and shall not be liable for any taxes under the Income Tax Act (Canada) or any other taxes or other amounts whatsoever which may be or become payable by the Vendor from or arising as a consequence of the operation of any aspect of the business carried on by Pebra Inc. (the "Business") and using the Purchased Assets, by the Vendor and/or by any third parties who have entered into arrangements with the Vendor with respect to the operation of such Business, prior to the Closing Date.

COVENANTS OF THE VENDOR

4.2 The Vendor shall ensure that the representations and warranties of the Vendor as set forth herein are true and correct at the Time of Closing.

4.3 At the Time of Closing, the Vendor shall deliver to the Purchaser such deeds of conveyance, bills of sale, assignments and instruments as are contemplated by the Vesting Order so as to convey to the Purchaser all of the right, title and interest of the Vendor in and to the Purchased Assets.

4.4 On the Closing Date, the Vendor shall use reasonable efforts to deliver to the Purchaser copies of engineering drawings, process sheets, cost documents formulae, recipes for compounds, computer software and technical information of any kind in the possession of the Vendor pertaining to the Purchased Assets.

4.5 Between the date of the acceptance of this agreement by the Vendor and the Time of Closing, the Vendor shall allow representatives of the Purchaser to have access to each of the premises from which Pebra Inc. carries on its Business (the "Premises") for purposes of allowing the Purchaser to conduct such investigations as the Purchaser shall determine as necessary to determine the adequacy of the Purchased Assets for the business to be carried on by the Purchaser after the Closing Date. The Purchaser shall be entitled to, and the Vendor shall provide to the Purchaser, access in accordance with this section unless and until this agreement is terminated in accordance with the terms of this agreement. The Vendor shall provide the Purchaser and its authorized representatives access at the Premises to all books and records concerning the Business so as to enable the Purchaser to conduct a thorough investigation of the ownership, operations, and financial and physical condition of the Business including any of the Purchased Assets. The Vendor shall make available for discussions with the Purchaser and its authorized representatives the persons responsible for managing the Business and, to the extent reasonably possible, the auditors, environmental consultants, engineers and other similar consultants who have provided services to or with respect to the Business and it is expressly acknowledged that the Purchaser shall be permitted access to the customers of the Business for purposes of conducting the investigation contemplated by this section 4.5. Until the Time of Closing or the termination of this agreement in accordance with its terms, the Vendor shall co-operate with the Purchaser in the conduct of the Purchaser's investigations and due diligence pursuant to this agreement and the Vendor shall comply with all reasonable requests by the Purchaser for information related to the information or documents to be provided or made available to the Purchaser under this agreement to the extent such information or documents are in its possession or control. The Purchaser and its representatives shall be permitted to enter upon the Premises during usual business hours, to carry out such reasonable tests, audits and inspections as it deems necessary or advisable, provided that such tests, audits and inspections are carried out in a commercially reasonable manner. Subject to the provisions hereof, including the provisions of section 5.1, the Purchaser shall not be entitled to rescind this agreement, or to any reduction in the Purchase Price, arising out of any investigation or access pursuant to this section 4.5.

4.6 It is expressly acknowledged and agreed that the Purchaser shall not assume any management care and control over any assets of Pebra Inc., including any of the Purchased Assets, for purposes of any Federal or Provincial environmental legislation of any kind, as a result of any steps taken by the Purchaser pursuant to any rights of access which it enjoys hereunder or the investigations it or its representatives conduct pursuant to the provisions of this agreement.

4.7 Between the date of this agreement and the Time of Closing, the Vendor shall maintain all of the contracts which are included in the Purchased Assets, including all contracts of insurance.

4.8 The Vendor agrees to cooperate in all respects with the Purchaser with respect to the Hart Scott Rodino Antitrust Improvements Act filing contemplated pursuant to section 5.1 (k), including making an appropriate filing in its own name.

COVENANTS OF THE PURCHASER

4.9 The Purchaser shall ensure that the representation and warranties of the Purchaser set forth herein are true and correct at the Time of Closing.

4.10 The Purchaser shall not enter into agreements with the Ministry of Environment and Energy before the Closing Date, without prior written consent of Pebra, which may not be unreasonably withheld.

4.11 The Purchaser agrees to offer employment to substantially all of the employees of Pebra Inc., on or immediately after the Closing Date, on the same terms and conditions as they are employed immediately prior to the Closing Date.

4.12 JPE agrees to file, and diligently pursue, the Hart Scott Rodino Antitrust Improvements Ave filing and approval contemplated pursuant to section 5.1 (k).

4.13 The Purchaser shall pay the Purchase Price on the Closing Date in accordance with and subject strictly to the terms hereof, including all terms which establish conditions of closing for the benefit of the Purchaser.

                                    ARTICLE 5

                                   CONDITIONS

CONDITIONS FOR THE BENEFIT OF THE PURCHASER

5.1 The sale of the Purchased Assets by the Vendor and the purchase of the Purchased Assets by the Purchaser is subject to the following conditions which are for the exclusive benefit of the Purchaser (provided that where, in this section 5.1, a specific date is stipulated for satisfaction of a condition, the Purchaser shall be deemed to have waived the condition if the Purchaser has not delivered written notice to the Vendor by the date in question to the effect that the condition has not been satisfied in which event the Vendor may elect to rescind this agreement):

(a) The representations and warranties of the Vendor set forth herein shall be true and correct at the Time of Closing Date with the same force and effect as if made at and as of such time.

(b) All of the terms, covenants and conditions of this agreement to be performed or complied with by the Vendor or otherwise at or prior to the Time of Closing shall have been performed or complied with and all reports to the Purchaser contemplated herein shall have been delivered and all other conditions herein for the benefit of the Purchaser shall have been satisfied in accordance with their terms.

(c) No substantial damage by fire or other hazard to the Purchased Assets shall have occurred from the date hereof to the Time of Closing.

(d) On the Closing Date, the Vesting Order shall have been issued by the Ontario Court of Justice (General Division) and no appeal shall have been commenced within the applicable time period prior to the Time of Closing.

(e) At the Time of Closing, the Purchaser shall have satisfied itself, acting reasonably, with respect to the fact that Pebra has fully discharged all of its indebtedness to each of the Secured Creditors identified in Schedule C or that the transfer of the Purchased Assets pursuant to the Vesting Order has been completed free of the interests of such creditors (other than: (i) any such creditors who actually appear at the hearing at which the Vesting Order is given and which creditors consent to the granting of such Vesting Order; or (ii) any of Municipal Financial Leasing Corporation, AT&T Capital Canada Inc., Xerox Canada Ltd., Newcourt Financial Ltd., Newcourt Credit Group Inc. and GMAC Leaseco Ltd., each of which creditors is, to the knowledge of the Purchaser, a party to one or more leases with Pebra Inc. and the interest of Pebra Inc. in such leases will be transferred to the Purchaser pursuant to the transaction of purchase and sale contemplated herein). The security interests of the parties referred to in section 5.1
     (e) (ii) are hereinafter sometimes referred to as the "Permitted Security Interests").

(f) The Purchaser shall have entered into a new Collective Agreement with the National Automobile, Aerospace, Transportation and General Workers Union of Canada (CAW - Canada) and its Locals 1524 and 1987 (the "Union") with respect to the business to be carried on by the Purchaser following completion of the transaction of purchase and sale contemplated herein, on terms satisfactory to the Purchaser in its sole and unfettered discretion.

(g) On or before November 18, 1996, the Purchaser and General Motors Corporation shall have entered into an extension of the term sheet dated October 4, 1996 executed by the Purchaser and General Motors Corporation, and the Purchaser shall have notified the Vendor of the entering into of such extension agreement.

(h) On or before December 13, 1996, the Purchaser shall have obtained a letter of commitment with respect to the terms whereby the Purchaser's bank shall advance the funds necessary to fund the Purchase Price, it being expressly acknowledged and agreed that the Purchaser shall be entitled to determine its agreement to such financing terms in its sole and unfettered discretion.

(i) On or before December 20, 1996, the Purchaser shall be satisfied as to the advancement of the funds necessary to fund the Purchase Price, it being expressly acknowledged and agreed that the Purchaser shall be entitled to determine its agreement to such financing terms in its sole and unfettered discretion.

(j) The Purchaser (or JPE) shall have entered into, and shall have completed the transactions provided for in, an agreement whereby the Purchaser shall acquire title to all world-wide intellectual property rights relating to the "Blow-Out Vent Valve", U.S. Patent No. 5,484,278 and the "Self-Contained Gas Injection", U.S. Patent No. 08/195,508, as determined by the Purchaser and which are not owned by Pebra, on terms substantially similar to a non-binding letter of intent with Pebra GmbH Paul Braun iK to purchase the said intellectual property on the Closing Date.


(k) The Purchaser shall have received U.S. governmental approvals necessary for the completion of the transactions contemplated by this agreement, as required pursuant to the Hart Scott Rodino Antitrust Improvements Act (U.S.A.) or the 30-day waiting period under such Act having expired without comment.

(l) On or before December 15, 1996, the Purchaser shall have satisfied itself with the status of all of the Purchased Assets vis a vis the Phase I and II and compliance environmental investigation currently being conducted by Conestoga-Rovers & Associates Ltd. ("CRA"). The Purchaser confirms that the odour problem identified as caused by emissions from the paint-line at the Peterborough facility shall not be considered to be a condition that needs to be satisfied prior to Closing under this section 5.1 (k) and that (except for matters currently being investigated by CRA) the Purchaser is not aware, as at the 14th of November, 1996 of any environmental matter which would enable the Purchaser to invoke this condition.

(m) Notwithstanding any other provisions hereof, at the Time of Closing, no material adverse change shall have occurred with respect to the Business of Pebra or the prospects thereof or any of the Purchased Assets since the date of this agreement, as determined by the Purchaser in its sole and unfettered discretion.

(n) On or before November 22, 1996, the Purchaser shall have satisfied itself with any interests, claims, encumbrances or rights (the "Interests") affecting any aspect of any of the real or personal property which are included in the Purchased Assets and which Interests cannot reasonably be said to be expunged as a result of the Vesting Order.

5.2 Subject to section 5.1, in case any condition provided for herein for the benefit of the Purchaser, including any term, condition, obligation or covenant of the Vendor to be performed or complied with prior to the Time of Closing shall not have been satisfied, performed or complied with prior to the Time of Closing the Purchaser shall, at its sole option, either:

(a) rescind this agreement by notice in writing to the Vendor and in such event the Purchaser shall be released from all obligations hereunder and, unless the Purchaser can show that the condition for which the Purchaser has rescinded this agreement was reasonably capable of being performed or caused to be performed by the Vendor, the Vendor shall also be released from all obligations hereunder; or

(b) in writing waive compliance with any of such terms, conditions, obligations or covenants in whole or in part if it sees fit to do so without prejudice to any of its rights of rescission in the event of non-performance of, or non-compliance with, any other term, condition, obligation or covenant in whole or in part.

CONDITIONS FOR THE BENEFIT OF THE VENDOR

5.3 The sale of the Purchased Assets by the Vendor and the purchase of the Purchased Assets by the Purchaser is subject to the following conditions which are for the exclusive benefit of the Vendor:

(a) The representations and warranties of the Purchaser set forth herein shall be true and correct on the Closing Date with the same force and effect as if made at and as of such time.

(b) All of the terms, covenants and conditions of this agreement to be performed and or complied with by the Purchaser at or prior to the Time of Closing shall have been performed or complied with.

(c) On the Closing Date, the Vesting Order shall have been issued by the Ontario Court of Justice (General Division) and no appeal shall have been commenced within the applicable time period prior to the Time of Closing.

5.4 In case any term, condition, obligation or covenant of the Purchaser to be performed or complied with prior to the Time of Closing shall not have been performed or complied with prior to the Time of Closing, the Vendor shall, at its sole option, either:

(a) rescind this agreement by notice in writing to the Purchaser and in such event the Vendor shall be released from all obligations hereunder and, unless the Vendor can show that the condition for which the Vendor has rescinded this agreement was reasonably capable of being performed or caused to be performed by the Purchaser, the Purchaser shall also be released from all obligations hereunder; or

(b) in writing waive compliance with any of such terms, conditions, obligations or covenants in whole or in part if it sees fit to do so without prejudice to any of its rights of rescission in the event of non-performance of, or non-compliance with, any other term, condition, obligation or covenant in whole or in part.

                                    ARTICLE 6

                              CLOSING ARRANGEMENTS

RISK OF LOSS

6.1 Until the transfer of property in, and title to, each of the Purchased Assets to the Purchaser as provided for herein, each of the Purchased Assets shall remain at the risk of the Vendor which shall maintain the policies of insurance in respect of loss or damage to, or any other casualty in respect of, the Purchased Assets. In the event of any loss, damage or claim in respect of any risk for which insurance is to be carried as aforesaid arising before the Time of Closing, the Purchaser, as a condition of closing, shall be entitled to be satisfied that the insurers recognize the claim of the Purchaser for payment in accordance with the terms of the policies. If any damage or destruction occurs to the Purchased Assets on or before the Time of Closing or in the event that any or all of the Purchased Assets are appropriated, expropriated or seized by governmental or other lawful authority, the Purchaser shall have the option, exercisable by notice in writing given within five (5) business days of the Purchaser receiving notice in writing from the Vendor of such destruction, damage, expropriation, appropriation or seizure:

(a) to complete the purchase without reduction of the Purchase Price, in which event all proceeds of insurance or compensation shall be payable to the Purchaser and all right and claim of the Vendor to any such amounts not paid by the Closing Date shall be assigned to the Purchaser, or

(b) of cancelling this agreement insofar as the Purchased Assets in question, or any or all of the Purchased Assets are concerned, and not completing the purchase with respect to such Purchased Assets in which case all obligations of the Purchaser with respect to such Purchased Assets shall terminate forthwith upon the Purchaser giving notice as required herein.

FURTHER ASSURANCES RE CONVEYANCE OF PURCHASED ASSETS

6.2 The Vendor hereby covenants and agrees that it will at the request of the Purchaser at any time or times on or before the Closing Date do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered all such reasonable further acts, deeds, assignments, transfers, conveyances, consents, assurances and other documents and take all such other action as may be required for the better assigning, transferring, granting and assisting in transferring to the Purchaser all of the Vendor's right, title to and interest in and possession of the Purchased Assets.

AS IS/WHERE IS

6.3 Each of the Purchased Assets is sold on an "as is, where is" basis. The Purchaser has either inspected and/or shall, by the Time of Closing, have inspected the Purchased Assets and title to the Purchased Assets to its satisfaction and no representation, warranty or condition is expressed nor can be implied as to description, fitness for purpose, merchantability, quantity, condition or quality thereof or in respect of any matter or thing whatsoever and the Purchaser shall be deemed to have relied entirely on his own investigation and inspection. Without limiting the generality of the foregoing, no condition, warranty or representation provided for or implied by the Sale of Goods Act (Ontario) has been or will be given by the Vendor and the Purchaser expressly waives all such express or implied conditions, warranties and representations.

TENDER OF DOCUMENTS

6.4 Any tender of documents or money hereunder may be made upon the Vendor or the Purchaser or their respective solicitors at the Time of Closing. Money may be tendered by cheque certified by a Canadian chartered bank.

VERIFICATION OF ACCOUNTS RECEIVABLE AT CLOSING DATE

6.5 At the Time of Closing, the Purchaser shall have satisfied itself as to the value of the accounts receivable comprising Parcel 2 of the Purchased Assets, by means of having obtained written verification from General Motors Corporation as to the amount of such accounts receivable which are validly due and owing, at that date, by General Motors Corporation and/or General Motors of Canada Limited. The Purchaser shall seek such confirmation three (3) business days prior to the Closing Date with the intention that such figures would be updated on the Closing Date.

PHYSICAL INVENTORY COUNT - NOVEMBER 16TH AND 17TH, 1996

6.6 It is expressly acknowledged and agreed that the Vendor shall cause a physical count of the raw material inventory and finished goods inventory of the Vendor to be counted over the days November 16th, 1996 and November 17th, 1996. The Vendor shall cause that inventory count to be carried out by representatives of the Vendor and observed and monitored by representatives of the Purchaser, Price Waterhouse Limited (the monitor of Pebra Inc. under its CCAA proceedings) and General Motors Corporation and Pebra's principal lender. The Vendor thereafter shall cause the inventory counted in accordance with this section 6.6 to be valued as quickly as possible and the Vendor shall cause the results of that inventory count and valuation to be delivered to the Purchaser by no later than November 27, 1996.

MONITORING OF INVENTORY BETWEEN NOVEMBER 17TH, 1996 AND THE CLOSING DATE

6.7 The Vendor shall request Price Waterhouse Limited and representatives of General Motors Corporation to communicate with the Purchaser, on a regular basis, as to the purchases and sales of the Vendor between November 17th, 1996 and the Closing Date.

HOLDBACK WITH RESPECT TO INVENTORY

6.8 It is expressly acknowledge and agreed that an amount equal to 10% of the Purchase Price which is attributable to Parcel 1 (inventory) and which is otherwise payable by the Purchaser to the Vendor on the Closing Date in accordance with the provisions hereof, shall instead be placed in escrow, on the Closing Date (or, if necessary, on the next business day following the Closing
Date) in accordance with an escrow agreement in the form annexed hereto as Schedule D (the "Escrow Agreement"). The Vendor and the Purchaser each agree to execute the Escrow Agreement on the Closing Date and the Purchaser agrees to instruct the Purchaser's Solicitors to execute the Escrow Agreement on the Closing Date. In this agreement the term "Escrow Agent" shall mean Miller Thomson, as referred to in the Escrow Agreement and the term "Escrow Funds" shall have the meaning attributed thereto in the Escrow Agreement.

AUDIT/FINAL ADJUSTMENTS TO PURCHASE PRICE WITH RESPECT TO INVENTORY

6.9 Forthwith after the Closing and as of the Closing Date, the Purchaser shall cause a physical count and valuation to be conducted of the inventory of the Vendor described in Parcel 1 (the "Closing Inventory"). The auditors of the Vendor, Price Waterhouse, the auditors of the Purchaser, Coopers & Lybrand, and representatives of General Motors Corporation (BBK) and representatives of The Bank of Nova Scotia will be permitted to attend and observe at the inventory count and carry out such procedures as they deem appropriate. This count and valuation shall be conducted by employees of the Purchaser who were formerly employees of the Vendor and who are knowledgeable of the inventory and its costing. The inventory shall be valued at its cost in a manner consistent with the audited financial statements as at December 31, 1995. The count and valuation will be conducted and completed as quickly as possible after the Closing Date. Upon completion of the Closing Inventory, the Vendor will cause its auditors, Price Waterhouse, to conduct an audit of the Closing Inventory (the "Closing Audit") and issue a report (the "Report") stating whether or not the Closing Inventory is valued at cost in a manner consistent with the audited financial statements as at December 31, 1995 but prior to any provisions or reserves. The Vendor will cause Price Waterhouse to complete The Closing Audit and deliver copies of the Report to the Vendor and the Purchaser within fifteen
(15) days following completion of the Closing Audit. The Vendor will cause Price Waterhouse to provide access to its working papers to Coopers & Lybrand and BBK to review the Closing Audit. The Purchaser will cause Coopers & Lybrand and General Motors Corporation will cause BBK to advise the Purchaser and General Motors Corporation respectively of any objections to the values contained in the Closing Inventory with fifteen (15) days of receiving the Report. Any objection shall be accompanied by a letter from Coopers & Lybrand or BBK, as the case may be, specifying in reasonable detail the basis for their objections. If the parties are unable to agree to a resolution of the differences within fifteen
(15) days after the delivery of such objection, the Closing Audit will be submitted to the Toronto office of Deloitte & Touche (the "Arbitrator") for a final and binding determination. In the event that Deloitte & Touche are unable to accept the appointment, the Vendor, the Purchaser and General Motors Corporation shall appoint a mutually agreeable substitute. The Arbitrator's fees and expenses shall be allocated based upon the relative difference between the respective positions of the parties as submitted to the Arbitrator and the final determination of the Arbitrator. The Purchaser shall make available to Price Waterhouse, to Coopers & Lybrand, to BBK, and if necessary, the Arbitrator, the books and records utilized in conducting the Closing Inventory together with the employees working on the Closing Inventory.

6.10 The "Final Purchase Price" shall be the Purchase Price adjusted upwards or downwards, dollar for dollar, by the difference between the values with respect to the inventory of the Vendor reflected in the Closing Audit (as finally agreed upon by the Vendor and the Purchaser or as determined by the Arbitrator) and the values with respect to the inventory of the Vendor otherwise used to calculate the Purchase Price, in accordance with this agreement, on the Closing Date.

6.11 Immediately upon final determination of the Final Purchase Price, the Purchaser and the Vendor shall jointly notify the Escrow Agent of the amount of any final adjustment in accordance with the notice of provisions of the Escrow Agreement. If an amount is due to the Purchaser as a refund of excess Purchase Price previously paid, the Escrow Agent shall pay that amount to the Purchaser from the Escrow Funds pursuant to the Escrow Agreement. If the amount due to the Vendor is less than the balance of the Escrow Funds, the remaining balance of the Escrow Funds shall be paid by the Escrow Agent to the Purchaser. If an amount is due to the Vendor in excess of the Escrow Funds, such amount shall be paid to the Vendor by the Purchaser. All amounts contemplated by this section
6.11 shall be made by wire transfer of immediately  available  funds within five
(5) business days after final determination of the Final Purchase Price. Notwithstanding the foregoing, if a portion of the holdback is not the subject matter of a dispute referred to in section 6.09, such portion shall be released upon any of the Vendor, the Purchaser or General Motors Corporation sending a copy of the Report and Coopers & Lybrand and BBK's objection, if any, to the Report to the Escrow Agent.

6.12 At the Time of Closing, the Vendor shall have instructed Price Waterhouse, in a binding, irrevocable manner, as determined by the Purchaser, to carry out the work contemplated by section 6.9 and the Purchaser shall be satisfied that Price Waterhouse is in a position to carry out such work in accordance with the terms of this agreement.

ASSUMPTION OF UNION PENSION PLAN

6.13 It is expressly acknowledged and agreed that, in the event that the transaction of purchase and sale contemplated herein is completed on the Closing Date, in accordance with the terms hereof, the Purchaser shall assume the pension plan currently registered by the Vendor with the Pension Commission of Ontario for employees of the Vendor who are members of the Union, being the plan registered as number 0694570.

                                    ARTICLE 7

                                     GENERAL

HEADINGS

7.1 The division of this agreement into Articles and sections and the insertion of headings are for the convenience of reference only and shall not affect the construction or interpretation of this agreement. The terms "this agreement", "hereof", "hereunder" and similar expressions refer to the agreement of purchase of sale resulting from the acceptance by the Vendor of this offer to purchase and not to any particular Article, section or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. The terms "Article" or "section" followed by a number refer to the specified Article or section of this agreement, unless the context specifically otherwise requires.

NUMBER AND GENDER

7.2 In this agreement words importing the singular number only shall include the plural and vice versa, words importing the neuter gender shall include the masculine and feminine genders and vice versa and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa.

TIME OF THE ESSENCE

7.3 Time shall be of the essence of this agreement. The term "business day" as used in this agreement shall mean a day which is not a Saturday, Sunday, or statutory holiday in the Province of Ontario.

LEGAL FEES

7.4 Each of the parties hereto shall pay their respective legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this agreement and all documents and instruments executed pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.

BENEFIT OF THE AGREEMENT

7.5 This agreement shall enure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the parties hereto.

ENTIRE AGREEMENT

7.6 This agreement sets forth the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior understandings and communications between the parties hereto and any persons who have in the past or who are now representing either of the parties hereto, oral or written. Each party hereto acknowledges and represents that this agreement is entered into after full investigation and that no party is relying upon any statement or representation made by any other which is not embodied in this agreement. Each party hereto acknowledges that it shall have no right to rely upon any amendment, promise, modification, statement or representation made or occurring subsequent to the execution of this agreement unless the same is in writing and executed by each of the parties hereto.

WAIVER

7.7 The failure of either party to this agreement to enforce at any time any of the provisions of this agreement or any of its rights in respect thereto or to insist upon strict adherence to any term of this agreement shall not be considered to be a waiver of such provision, right or term or in any way to affect the validity of this agreement or deprive the applicable party of the right thereafter to insist upon strict adherence to that term or any other term of this agreement. The exercise by any party to this agreement of any of its rights provided by this agreement shall not preclude or prejudice such party from exercising any other right it may have under this agreement, irrespective of any previous action or proceeding taken by it hereunder. Any waiver by any party hereto of the performance of any of the provisions of this agreement shall be effective only if in writing and signed by a duly authorized representative of such party.

ASSIGNMENT

7.8 This agreement may not be assigned by either party hereto without the express written consent of the other party hereto and which consent may not be unreasonably withheld.

NOTICES

7.9 Any notice to be given by either party hereto to the other party shall be in writing and may be given by personal delivery or by telefax addressed as follows:

         (a)      to Purchaser:

                  900 Victors Way
                  Suite 140
                  Ann Arbor, Michigan 48108
                  Attention:        Donna Bacon
                                    Vice-President

                  Telefax No.:      (313) 662-0133

                  with a copy to the Purchaser's solicitors:

                  Miller Thomson
                  Barristers & Solicitors
                  20 Queen Street West
                  Box 27, Suite 2700
                  Toronto, Ontario  M5H 3S1

                  Attention:        Jeffrey C. Carhart

                  Telefax No.:      (416) 595-8695

         (b)      to Vendor:

                  c/o Dale & Lessmann
                  Barristers & Solicitors
                  Suite 200
                  Commercial Union Tower
                  Toronto-Dominion Centre
                  Toronto, Ontario  M5K 1E7

                  Attention:        David E. Clark

                  Telefax No.:       (416) 863-1009

and shall be deemed to have been received by the party to whom it was addressed on the second (2nd) business day following delivery or transmission by telefax, provided that either of the parties may change the address designated from time to time, by notice in writing to the other party. As used herein, the term "Purchaser's Solicitors" shall mean the firm designated above or such alternate firms as may designated by the Purchaser in accordance with this section 7.10.

GOVERNING LAW

7.10 This agreement and the rights, obligations and relations of the parties hereto shall be governed by and construed in accordance with the domestic laws of the Province of Ontario. The parties hereto agree that the Courts of Ontario shall have jurisdiction to entertain any action or other legal proceedings based on any provisions of this agreement. Each party hereto does hereby attorn to the jurisdiction of the Courts of the Province of Ontario. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods does not apply to this agreement and is strictly excluded.

SCHEDULES

7.11 The following are the Schedules annexed hereto and incorporated by reference and deemed to be part hereof:

     Schedule A - Real Property of Pebra Inc. and other tangible and intangible personal property of Pebra not comprising Equipment

     Schedule B - Vesting Order Approving Sale of Assets

     Schedule C - Secured Creditors of Pebra Inc.

     Schedule D - Escrow Agreement

EXECUTION

7.12 This agreement may be validly executed and delivered by telefax. The Vendor and the Purchaser agree to exchange originally executed copies of the agreement on or before the Closing Date, in the event that execution of this agreement is initially completed by telefax.


     IN WITNESS WHEREOF JPE, on behalf of the Purchaser, has executed this agreement this 15th day of November, 1996.

JPE, INC

Per: /s/ John Psarouthakis
--------------------------
Dr. John Psarouthakis
Chairman, President & C.E.O.


Subject to the terms hereof, the Vendor hereby accepts and agrees to this offer to purchase set out herein this 15th day of November, 1996.

PEBRA INC.

Per: /s/ David Clark
--------------------
David Clark
Director

                               INDEX TO SCHEDULES


     Schedule A - Real Property of Pebra Inc. and other tangible and intangible personal property of Pebra not comprising Equipment

     Schedule B - Vesting Order Approving Sale of Assets

     Schedule C - Secured Creditors of Pebra Inc.

     Schedule D - Escrow Agreement